EXHIBIT 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2008 Second-Quarter and

First-Half Financial Results

FAIRPORT HARBOR, OHIO – August 4, 2008 – OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for the 2008 second quarter and first half ended June 30, 2008.

Net revenues for the 2008 second quarter increased 7.1 percent to $3,015,604 from $2,816,812 in the same period a year ago. Gross margin, as a percent of sales for the 2008 second quarter, decreased 2.5 percentage points to 26.4 percent, from 28.9 percent in the 2007 second quarter. Significant price increases were received from both domestic and overseas suppliers during the second quarter. The Company is optimistic that an improvement in gross margin should occur by the 2008 fourth quarter from its continuous cost improvement efforts, emphasis on selling higher margin products and price increases.

Income before litigation expense for the 2008 second quarter decreased 30.1 percent to $120,256, compared to $172,012 for the 2007 second quarter. After litigation expense the net loss for the 2008 second quarter was $769,835, or a loss of $0.05 per share, compared to net income of $172,012, or $0.00 per diluted share for the same period in 2007. Earnings, before interest, taxes, depreciation and amortization (EBITDA), before litigation expense for the 2008 second quarter, decreased 16.1 percent to $278,268, compared to $331,508 for the 2007 second quarter.

Net revenues for the 2008 first half increased 9.6 percent to $5,920,868 from $5,400,182 in the same period a year ago. Gross margin, as a percent of sales for the 2008 first half, increased 0.3 percentage points to 28.1 percent, from 27.8 percent in the 2007 first half. Income before litigation expense for the 2008 first half increased to $287,906 compared to $287,525 for the 2007 first half. After litigation expense the net loss for the 2008 first half was $1,161,307, or a loss of $0.08 per share, compared to net income of $287,525, or $0.01 per diluted share for the same period in 2007. Earnings, before interest, taxes, depreciation and amortization (EBITDA), before litigation expense for the 2008 first half, increased 2.8 percent to $617,169, compared to $600,609 for the 2007 first half.

Dr. Steven Tsengas, President and CEO, stated, “Overall, we are satisfied with our growth for the 2008 second quarter and first half. We achieved increases in sales for both periods despite a difficult business environment for many of our customers. This increase in sales for both periods was the result of sales in all our product lines, including SmartScoop®, was accomplished despite a reduction of $245,161 for the 2008 second quarter and $397,710 for the 2008 first half in revenues from our two largest customers due to lower retail sales and inventory adjustments. These decreases in sales were more than offset by an increase of $443,953 for the 2008 second quarter and $918,396 for the 2008 first half in revenues from other customers including our new and foreign customers.

“Our sales growth is being achieved through our dedication to product innovation and customer service. We anticipate increased sales growth over the next nine months through expansion of our cat and dog interactive toys, significant product additions to the ecoPure Natural line and continuous market penetration of the cat and dog waste and odor control segment. In addition, we strengthened our sales and marketing department to better exploit new market channels as well as promotional and overseas opportunities.

“As we expected, our earnings for the second quarter and first half were adversely affected by the litigation expenses that we have incurred and will continue to incur in defending the Company against the patent infringement lawsuits filed by a competitor. We feel that such charges are without merit and are confident that we can prevail in the first proceedings, which will occur later this month at the International Trade Commission (“ITC”) in Washington, D.C. Looking forward we anticipate litigation expenses to be reduced significantly following the ITC hearing scheduled for August 26—29, 2008. With anticipated ITC litigation expense reductions and seasonally high sales, we are cautiously optimistic that the Company will return to profitability during the 2008 fourth quarter,” concluded Dr. Tsengas.

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. For more information about the Company and its products visit our Websites www.ourpets.com, www.smartscoop.com, www.ecoPureNaturals.com and www.playsnsqueak.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Six Months Ended June 30,		For the Quarter Ended June 30,
	2008	2007	2008	2007
Net revenue	$5,920,868	$5,400,182	$3,015,604	$2,816,812
Cost of goods sold	4,256,842	3,899,856	2,218,441	2,003,351

Gross profit on sales	1,664,026	1,500,326	797,163	813,461
Selling, general and administrative expenses	1,285,938	1,135,724	631,735	601,044

Income from operations	378,088	364,602	165,428	212,417
Other income and expense, net	(811)	(2,069)	(1,028)	(1)
Interest expense	90,993	79,146	46,200	40,406

Income before litigation expense	287,906	287,525	120,256	172,012
Litigation expense	1,449,213	—	890,091	—

Net income (loss)	$(1,161,307)	$287,525	$(769,835)	$172,012

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$(0.08)	$0.01	$(0.05)	$—

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,245,105	17,531,447	15,246,226	17,828,206

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
ASSETS
Cash and equivalents	$183,338	$28,843
Receivables, net	1,514,099	1,239,410
Inventories	3,884,865	3,395,512
Prepaid expenses	148,049	91,069

Total current assets	5,730,351	4,754,834
Property and equipment, net	2,247,443	2,309,529
Other	343,371	337,967

Total assets	$8,321,165	$7,402,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$2,000,000	$1,800,000
Current maturities of long-term debt	174,191	232,857
Accounts payable	2,231,049	1,170,225
Accrued expenses	193,141	122,813

Total current liabilities	4,598,381	3,325,895
Long-term debt	1,044,977	250,655
Stockholders’ Equity	2,677,807	3,825,780

Total liabilities and stockholders’ equity	$8,321,165	$7,402,330